Exhibit 99.1

NEWS RELEASE

Monday, February 14, 2005 8:00 p.m. ET

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

FLOTEK COMPLETES $13 MILLION CREDIT FACILITY AND ACQUISITION OF SPIDLE SALES AND SERVICES, INC.

HOUSTON, Feb. 14, 2005 –Flotek Industries, Inc. (FLTK.OB), announced it had completed the previously announced acquisition of Spidle Sales and Services, Inc., (“Spidle”). The acquisition was financed with a new $13 million senior credit facility funded through Wells Fargo Commercial Banking in Houston. The new facility is comprised of an $8 million term loan and a $5 million revolving credit facility. Initial borrowings under this facility were used to finance the acquisition of Spidle and repay Flotek’s existing senior credit facility. In addition to significantly increasing the Company’s working capital availability, Flotek’s senior borrowing rates were reduced approximately 300 basis points as a result of the new financing.

The purchase consideration for Spidle totaled $6.1 million cash, $1.275 million seller financing and 129,271 shares of common stock. Spidle will be merged with Turbeco into Flotek’s drilling products segment. Spidle (www.spidle.com) is one of the premier downhole tool companies with rental, sales and manufacturing operations throughout the Rocky Mountains. Spidle serves both the domestic and international downhole tool markets with a customer base extending into Canada, Mexico, South America, Europe, Asia and Africa. Spidle operates in the energy, mining, water well and industrial drilling sectors.

“The new credit facility is a significant achievement, which will further strengthen our capital structure and lower our interest expense. The additional liquidity will enable our ongoing expansion in existing markets, and support our efforts to pursue opportunities in new markets”, stated Jerry D. Dumas, Sr., Chairman and Chief Executive Officer of Flotek.

More detail will be available in the Company’s 8-K AND 10-K to be filed with the SEC. For product information and additional information on the Company, please visit Flotek’s web site at http://www.flotekind.com

Flotek is a publicly traded company involved in the manufacturing and marketing of innovative specialty chemicals, downhole drilling and production equipment, and management of automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.